PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)                   REGISTRATION NO. 333-96069




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                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated July 3, 2003, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                             Name of Company                        Ticker      Share Amounts  Trading Market
                             ---------------                        ------      -------------  --------------
           Akamai Technologies Inc.                                  AKAM           3              NASDAQ
           BEA Systems, Inc.                                         BEAS          10              NASDAQ
           BroadVision, Inc.                                         BVSN           1              NASDAQ
           E.piphany, Inc.                                           EPNY          1.5             NASDAQ
           InfoSpace, Inc.                                           INSP          0.8             NASDAQ
           InterNAP Network Services Corporation                      IIP           5               AMEX
           Kana Software, Inc.                                       KANA          0.2             NASDAQ
           NaviSite, Inc.                                            NAVI        0.1333            NASDAQ
           Openwave Systems Inc.                                     OPWV       1.073667           NASDAQ
           Portal Software, Inc.                                     PRSF          1.2             NASDAQ
           RealNetworks, Inc.                                        RNWK           6              NASDAQ
           VeriSign, Inc.                                            VRSN         6.15             NASDAQ
           Vignette Corporation                                      VIGN           6              NASDAQ
           Vitria Technology, Inc.                                   VITR           1              NASDAQ


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2004.